As filed with the Securities and Exchange Commission on June 8, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

Registration Statement

Under

The Securities Act of 1933

Independence Contract Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	37-1653648
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20475 State Highway 249, Suite 300

Houston, Texas 77070

(Address, including zip code, of registrant’s principal executive offices)

Independence Contract Drilling, Inc.

2019 Omnibus Incentive Plan

(Full title of the plan)

Philip A. Choyce

Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Independence Contract Drilling, Inc.

20475 State Highway 249, Suite 300

Houston, Texas 77070

(281) 598-1230

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Buck

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, Texas 77002

(713) 495-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒	Smaller Reporting Company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

eXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), Independence Contract Drilling, Inc. (“ICD,” the “Company” or the “Registrant”) is filing this registration statement to register 4,300,000 additional shares of its common stock pursuant to the Independence Contract Drilling, Inc. 2019 Omnibus Incentive Plan, as amended by Amendment No. 1 thereto effective June 8, 2022 (as may be further amended from time to time, the “Plan”), not previously registered, including awards that may be issued after the date of this registration statement. The Board of Directors of the Company recommended for approval and, on June 4, 2019, the stockholders of the Company approved and adopted the original Plan. The Board of Directors of the Company subsequently recommended for approval and, on June 8, 2022, the stockholders of the Company approved and adopted Amendment No. 1 to the Plan in order to increase the number of authorized shares of Common Stock issuable under the Plan by 4,300,000 shares.

Pursuant to General Instruction E of Form S-8, the contents of the registration statement on Form S-8 (No. 333-237262) relating to the Plan are incorporated by reference into this registration statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this registration statement.

PART II

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.

PART III

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(1)	the description of the Company’s common stock, par value $0.01 per share contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on August 5, 2014 (File No. 001-36590), and any amendment or report filed for the purpose of updating that description;
(2)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;
(3)	the Registrant’s Quarterly Report on From 10-Q for the quarter ended March 31, 2022; and
(4)	the Company’s Current Reports on Form 8-K filed on January 3, 2022, January 20, 2022, March 21, 2022, March 24, 2022, May 6, 2022 and June 8, 2022 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Notwithstanding the foregoing, the Registrant is not incorporating any document or other information furnished and not filed in accordance with Commission rules.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”), as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Pursuant to Section 145(d) of the DGCL, any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145 of the DGCL. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Pursuant to Section 145(e) of the DGCL, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. Pursuant to Section 145(f) of the DGCL, the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article IX of our certificate of incorporation and article V of our bylaws limit the liability of our directors and officers to the fullest extent permitted by applicable law and provide that we will indemnify them to the fullest extent permitted by such law.

We have entered into indemnification agreements with each of our current directors and certain of our executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the DGCL. It is possible that the applicable law could change the degree to which indemnification is expressly permitted. We also intend to enter into indemnification agreements with our future directors and certain future executive officers.

The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates, or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim.

The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against us, except for:

●claims regarding the indemnitee’s rights under the indemnification agreement;
●claims to enforce a right to indemnification under any statute or law; and
●counter-claims against us in a proceeding brought by us against the indemnitee.

We maintain director and officer liability insurance for the benefit of each of the above indemnitees. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees is named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36590) filed on August 13, 2014)
4.2

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36590) filed on June 8, 2022)

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36590) filed on March 5, 2019)
4.4	Independence Contract Drilling, Inc. 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-36590) filed on March 5, 2019)
4.5

Amendment No. 1 to the Independence Contract Drilling, Inc. 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-36590) filed on June 8, 2022)

5.1*Opinion of Sidley Austin LLP regarding the validity of the securities being registered (filed herewith)

23.1*Consent of Sidley Austin LLP (contained in Exhibit 5.1)

23.2*Consent of BDO USA, LLP (filed herewith)

24.1*Powers of Attorney (included on signature pages of this Registration Statement)

107*	Filing Fee Table

* Filed herewith

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on June 8, 2022.

INDEPENDENCE CONTRACT DRILLING, INC.

By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints J. Anthony Gallegos, Jr. and Philip A. Choyce, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on June 8, 2022.

Signature	Title
/s/ Daniel F. McNease	Chairman of the Board
Daniel F. McNease

/s/ J. Anthony Gallegos, Jr.	Director, President and Chief Executive Officer
J. Anthony Gallegos, Jr.

/s/ Philip A. Choyce	Executive Vice President, Chief Financial Officer,
Philip A. Choyce	Treasurer and Secretary

/s/ Katherine Kokenes	Vice President and Chief Accounting Officer
Katherine Kokenes

/s/ Vincent J. Cebula	Director
Vincent J. Cebula

Director
Christopher M. Gleysteen

/s/ James G. Minmier	Director
James G. Minmier

/s/ Stacy D. Nieuwoudt	Director
Stacy D. Nieuwoudt